UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     January 26, 2012

GLOBAL ECOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-15216	86-0892913
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

96 Park Street, Montclair, New Jersey		07042
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (973) 655-9001

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The company announces the addition of another member to its Professional Advisory Committee. The purpose of the committee is to advise the company on technical and scientific issues.

As the company implements its business plan, it is imperative that the company have available to it assistance from industry experts. Each of the initial members of the Professional Advisory Committee possesses special skills, education, and experience.  The company will be utilizing the Professional Advisory Committee expertise and relationships in their relative fields to expand its current market penetration as well as enter into new ones. Additionally, these experts will assist the company in the many complicated issues that will be encountered in areas in which the company presently competes, or in areas where the company's entrance is imminent.

The Professional Advisory Committee members will each be granted stock options to purchase 100,000 shares of the company’s common stock on a quarterly basis. The price of these options will be determined by closing share price at the end of each quarter. The options may be purchased at any time after the grant date and for a period of up to three years.

The new appointee is as follows:

Dr. Srinivasa Rao S. Mentreddy, Ph.D: Dr. Mentreddy is a professor at Alabama A&M University’s Department of Biological & Environmental Sciences and has worked for the University since 2003. He holds a Ph.D. Agricultural Sciences, University of Tasmania, Australia and an M.S., Agronomy, Andhra Pradesh Agricultural University, India. His previous experience includes Research Associate, Department of Plant & Environmental Soil Sciences, Fort Valley State University, Georgia, 1993 to 2003. Dr. Mentreddy specializes in the areas of Production Agronomy, Medicinal and Exotic Vegetables and Sustainable Organic Production Systems. His wide scope of responsibilities is due to split appointment allocated to instruction and research activities. Responsibilities include among others to teach Sustainable Crop Production, Lawn and Turf grass Management, and Phytophysiology. Areas of research emphasis include development of sustainable organic production systems for novel and exotic vegetable crops in Alabama, and evaluation of winter, fall and summer cover crops for their biomass, C-sequestration, soil fertility enrichment, weed and disease control, and yield enhancement of subsequent cash crops.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Ecology Corporation

January 24, 2012

By: /s/ Peter Ubaldi

Name: Peter Ubaldi

Title: Chief Executive Officer